                          Offer To Purchase For Cash
                    All Outstanding Shares Of Common Stock

                                      of

                            U.S. Laboratories Inc.

                                      at

                             $14.50 Net Per Share

                                      by

                            Voice Acquisition Corp.
                    An Indirect Wholly Owned Subsidiary of

                             Bureau Veritas, S.A.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON SEPTEMBER 19, 2002, UNLESS THE OFFER IS EXTENDED.

                                                                August 22, 2002
To Our Clients:

   Enclosed for your consideration is the Offer to Purchase, dated August 22, 2002 (the "Offer to Purchase") and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Voice Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Bureau Veritas, S.A, a societe anonyme organized under the laws of the French Republic ("Bureau Veritas"), to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of U.S. Laboratories Inc., a Delaware corporation (the "Company"), at a purchase price of $14.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith.

   We or our nominees are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

      1. The Offer Price is $14.50 per Share, net to you in cash without interest thereon.

      2.  The Offer is being made for all issued and outstanding Shares.

      3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 8, 2002 (the "Merger Agreement"), by and among Bureau Veritas, the Purchaser and the Company. The Merger Agreement provides, among other things, that after the consummation of the Offer, the Purchaser will be merged with and into the Company (the "Merger") following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement and the Company will continue as the surviving corporation, indirectly wholly owned by Bureau Veritas, and the separate corporate existence of the Purchaser will cease. At the effective time of the Merger, each Share (other than Shares owned by the Company as treasury stock and by Bureau Veritas, the Purchaser or any other wholly owned subsidiary of Bureau Veritas, and other Shares that are held by stockholders, if any, who properly exercise dissenters' rights under Delaware Law) will be converted into the same price per share, in cash, without interest, as paid pursuant to the Offer. In connection with the Merger Agreement, Bureau Veritas and the Purchaser have entered into a Tender and Support Agreement (the "Tender Agreement") with Mr. Dickerson Wright, the Chairman, Chief Executive Officer and President of the Company, who owns approximately 33% of the outstanding Shares on a fully diluted basis, and pursuant to which Mr. Wright has agreed, among other things, to tender his Shares in the Offer.

      4. The Board of Directors of the Company (i) unanimously determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved the Merger Agreement and the Tender Agreement and approved each of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the transaction contemplated by the Tender Agreement and (iii) recommends that the Company's stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

      5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Thursday, September 19, 2002 (the "Expiration Date"), unless the Offer is extended.

      6. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in the Letter of Transmittal.

   The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares that, together with any other Shares then owned by Bureau Veritas or the Purchaser or any of their subsidiaries, represents at least a majority of the then issued and outstanding Shares on a fully diluted basis, and (2) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. See Section 15 "Certain Conditions to the Offer" of the Offer to Purchase for additional conditions to the Offer.

   The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Lazard in its capacity as Dealer Manager for the Offer or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

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

          Instructions With Respect To The Offer To Purchase For Cash
                    All Outstanding Shares Of Common Stock

                                      of

                            U.S. Laboratories Inc.

                                      at

                             $14.50 Net Per Share


                                      by

                            Voice Acquisition Corp.
                    An Indirect Wholly Owned Subsidiary of

                             Bureau Veritas, S.A.

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated August 22, 2002 and the related Letter of Transmittal in connection with the offer by Voice Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Bureau Veritas, S.A., a societe anonyme organized under the laws of the French Republic corporation, to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of U.S. Laboratories Inc., a Delaware corporation, at a purchase price of $14.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

   This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Account No.:
          -------------------------

 Number of Shares to Be Tendered: ___________________________________ Shares*

COMPLETE BELOW

---------------------------------------------
Signature(s)

---------------------------------------------
Print Name(s)

---------------------------------------------
Print Address(es)

---------------------------------------------
Area Code and Telephone Number(s)

---------------------------------------------
Taxpayer Identification or Social Security Number(s)

Dated:             , 2002

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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